Exhibit 99.1

Horsehead Holding Corp. Reports First Quarter 2012 Results

PITTSBURGH--(BUSINESS WIRE)--May 4, 2012--Horsehead Holding Corp. (Nasdaq: ZINC) reported a consolidated net loss of $(8.5) million, or $(0.19) per diluted share, for the first quarter of 2012, compared to net income for the first quarter of 2011 of $14.8 million, or $0.33 per diluted share. Consolidated net earnings were $2.1 million for the first quarter of 2012, or $0.05 per diluted share, excluding non-cash charges associated with hedges and an accelerated write-off of a portion of the Monaca, Pennsylvania plant. Consolidated net earnings were $8.6 million, or $0.19 per diluted share, for the first quarter of 2011, excluding an insurance recovery. The LME zinc price was 15% lower versus the same quarter last year, reducing earnings an estimated $0.15 per share for the quarter. A 22% increase in the price of coke also had an estimated $.035 per share negative impact on the quarter.

“We were very pleased with the operating levels at our businesses. We established new records for EAF dust receipts, EAF dust processing, zinc production and zinc product shipments during the quarter. Demand for our zinc products was strong and our zinc smelting facility and recycling plants operated at close to full capacity. When the non-cash impact of hedge write-offs, mark-to-market adjustments and asset impairment charges are eliminated, our operating results were positive despite much lower commodity prices compared with the prior year,” said Jim Hensler, President and Chief Executive Officer.

“The integration of Zochem into our zinc oxide business proceeded smoothly during the quarter. INMETCO also turned in solid earnings as productivity gains outpaced the reduced price for nickel.”

“We are also pleased with the progress on construction of our new zinc production facility in Rutherford County, North Carolina,” Hensler said. “We have placed orders for a significant portion of the equipment and work at the site is accelerating. We continue to be on schedule and on budget for a startup in the second half of 2013.”

First Quarter Highlights

Compared to the same quarter last year:

  Zinc product shipments, which include a full quarter of Zochem, increased 13,813 tons, or 38%, to 50,273 tons for the quarter, a record level.
  EAF dust receipts increased 24% to an annualized rate of 664,000 tons and dust processed increased 15% to an annualized rate of 666,000 tons, both record levels.
  The LME zinc price averaged $0.92/lb for the first quarter of 2012 compared to $1.09/lb for the first quarter of 2011. The LME nickel price averaged $8.91/lb for the first quarter of 2012 compared to $12.20/lb for the first quarter of 2011.
  Net sales, excluding $15.2 million related to non-cash hedge charges for the current quarter and $0.7 million for the first quarter of 2011, increased $16.6 million, or 15%, to $126.5 million as higher shipment volumes more than offset the effect of lower commodity prices. Price realization for zinc products on a zinc-contained basis was a $0.14/lb premium to the average LME zinc price for the quarter compared to a $0.09/lb premium in the prior year quarter.
  Cost of sales included a $3.3 million non-cash impairment charge associated with the continued write down of the Monaca, PA facility in anticipation of its eventual closure with the start-up of the North Carolina facility and with the potential acquisition of the site by Shell Chemical, LP.
  Cash generated by operating activities was $10.0 million for the quarter ended March 31, 2012 and was more than offset by $28.7 million of capital spending during the quarter. Cash on hand was $172 million at the end of the quarter. In addition, we had $40 million of unused availability under our revolving credit facility.

Shipments and Production Data

	Quarter ended March 31,
	2012	2011
Zinc production - tons	44,977	35,218
Zinc product shipments - tons	50,273	36,461
Zinc contained - tons	45,186	33,555
Net sales realization
Zinc products - per lb	$0.95	$1.08
Zinc products -per lb zinc contained	$1.06	$1.18
EAF dust receipts - tons	165,943	134,107
Nickel remelt alloy shipments - tons	7,194	6,893
LME average zinc price - per lb	$0.92	$1.09
LME average nickel price - per lb	$8.91	$12.20

Business Outlook

Hensler added, “Steel production increased compared with the fourth quarter of 2011 and continued to increase steadily through the quarter. According to industry sources, steel industry capacity utilization averaged 78% during the quarter compared with 75% during the previous quarter. The combination of higher steel production levels and new service contracts which started during the first quarter of 2012 resulted in a 29% increase in dust receipt levels compared with the fourth quarter of last year. Dust receipt levels are expected to continue near these higher levels during the second quarter. I am pleased with the way our recycling plants responded to the significant increase in dust receipt levels. We processed a quantity of dust equivalent to our receipts during the quarter. We still have excess EAF dust recycling capacity which we hope to utilize in the future as EAF-based steel production continues to grow and as we pursue additional service contracts.”

“These higher levels of EAF dust result from our strategic investments over the past few years, namely the capacity expansion at our Rockwood, TN facility, the acquisition of the EAF dust collection business of ESOI and the construction of new capacity at our Barnwell, SC facility, further supported by our expanded and extended contract with Nucor Steel. This has resulted in a higher level of low cost feed to our current zinc production facility and will be the primary source of feed for our new zinc plant being built in North Carolina. Our anticipated ability to obtain increased EAF dust receipts was an important factor in our analysis of the benefits to be obtained from this new plant, and we have been able to capitalize on the new investments in EAF dust recycling to provide a solid basis for the production from the new zinc plant.”

“We had an excellent production quarter at the Monaca zinc smelter. Zinc production was a record for the quarter at 44,977 tons, which includes production at both the Monaca zinc smelter and at Zochem. Improved operating practices and higher quality raw material sourcing has contributed to improved zinc recoveries and the best production quarter at the zinc smelter since the first quarter of 2008, and we are seeing these results continue into the second quarter of 2012. Zochem made a positive contribution to earnings during the quarter. We are currently assessing the feasibility of expanding capacity at the Zochem location in anticipation of our potential idling of the oxide production capacity at the Monaca plant next year.”

“Demand for zinc products from our Monaca location increased by 12% during the first quarter of 2012 compared with the first quarter of 2011, reflecting stronger demand in our end markets and recovery of market share in zinc oxide that was lost as a result of the refinery outage that took place in the latter half of 2010. We expect to continue to operate our full complement of six zinc smelting furnaces in 2012.”

“INMETCO continues to operate at full capacity even though tolling receipts from stainless steel producers remain soft. INMETCO’s production output increased by 7% compared with the prior year’s first quarter as a result of productivity improvements even though we experienced an unplanned outage due to a premature roof failure at the melting furnace. While tolling receipts increased slightly from the fourth quarter of last year we expect second quarter receipts to remain soft.”

“In March 2012, we announced that we had entered into an agreement with Shell Chemical, giving Shell the option to acquire the site of the zinc smelter in Monaca for the potential construction of a petrochemical complex. If Shell exercises their option, we would be required to vacate the plant site no later than April 30, 2014. We anticipate closing the zinc smelter as soon as our new zinc facility in North Carolina is operating. We expect this to occur before the deadline to vacate date should Shell exercise their option.”

“Project activity and capital spending has accelerated on our new zinc plant project in Rutherford County, NC. Foundation excavation and concrete work has started. We continue to believe we are on track to complete construction of the plant and begin startup in the third quarter of 2013. Our estimate for the construction cost of the new plant remains at $350 to $375 million. Once fully operational, it should provide us with annual incremental EBITDA of approximately $90 to $110 million. As of March 31, 2012, we have spent approximately $68 million on the project. We had $172 million of cash on hand at the end of the quarter, which will allow us to keep the project on schedule. We continue to explore a number of options to finance the remainder of this project and are working toward completing this effort by mid-year 2012.”

Conference Call Information

Horsehead will conduct a conference call with investors and analysts on Friday, May 4, 2012, at 11:00 am EDT to discuss its first quarter. Dial-in instructions are as follows.

Dial-In Numbers:

United States: (800) 230-1059

International: (612) 234-9960

An Audio-Only Web Conference Cast will also be available from the Investor Relations Corporate Information page of our website www.horsehead.net or directly at https://im.csgsystems.com/cgi-bin/confCast. Enter Conference ID# 244622 then click Go.

A replay of the call will be available beginning at 1:00 pm EDT on Friday, May 4, 2012 and ending on Friday, May 11, 2012 at 11:59 pm EDT. Dial in instructions for the replay is as follows.

Dial-In Numbers:

United States: (800) 475-6701

International: (320) 365-3844

Access Code: 244622

About Horsehead

Horsehead Holding Corp. (“Horsehead”) (Nasdaq: ZINC) is the parent company of Horsehead Corporation, a leading U.S. producer of specialty zinc and zinc-based products and a leading recycler of electric arc furnace dust; The International Metals Reclamation Company (“INMETCO”), a leading recycler of metals-bearing wastes and a leading processor of nickel-cadmium (NiCd) batteries in North America; and Zochem Inc., a zinc oxide producer located in Brampton, Ontario. Horsehead, headquartered in Pittsburgh, Pa., employs approximately 1,150 people and has eight facilities throughout the U.S. and Canada. Visit www.horsehead.net for more information.

Cautionary Statement about Forward-Looking Statements

This press release contains forward-looking statements, including statements about business outlook, proposed initiatives and strategy, financial and performance targets and statements about historical results that may suggest trends for our business. These statements are based on assumptions, estimates and information available to us at the time of this press release and are not guarantees of future performance. There may be several factors that may cause our actual results to differ materially from the forward-looking statements, including, among others, the impact of future market conditions on our results of operations, our future operating costs and production levels and our expansion plans and initiatives, our ability to achieve the benefits we expect to achieve from the Zochem acquisition and the cost savings and other benefits we expect to achieve from our new zinc plant once fully operational, the ultimate cost to construct the new plant and our ability to secure any additional required financing for it on acceptable terms or at all, our ability to obtain environmental and regulatory permits and approvals, and the success and timing of our expansion plans and initiatives and their impact on our future capabilities, capacity, and production costs and financial results. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of our filings with the Securities and Exchange Commission for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update this earnings release to reflect events or circumstances after the date hereof.

Summary Consolidated Financial Results (in thousands except per share amounts): Income Statement (unaudited)

	Quarter ended March 31,
	2012	2011

Net sales	$ 111,369	$ 109,214
Cost of sales (excluding depreciation and amortization)	113,532	87,027
Insurance claim income	_	(10,347)
Gross profit (excluding depreciation and amortization)	(2,163)	32,534
Depreciation and amortization	6,036	5,262
S G & A expenses	5,850	5,187
(Loss) income from operations	(14,049)	22,085
Interest expense	1,531	302
Interest and other income	504	290
(Loss) income before taxes	(15,076)	22,073
Income tax (benefit) provision	(6,620)	7,309
Net (loss) income	$ (8,456)	$ 14,764

(Loss) earnings per diluted share	$ (0.19)	$ 0.33

Weighted average diluted shares outstanding	43,727	44,181

Adjusted EBITDA (1)	$ 11,167	$ 28,941

Balance Sheet Items

	March 31, 2012	December 31, 2011
	(unaudited)
Cash and equivalents	$ 172,465	$ 188,500
Other current assets	150,774	144,681
Property, plant and equipment, net	281,196	260,052
Other assets	22,276	38,259
Total assets	$ 626,711	$ 631,492

Current liabilities	$ 79,238	$ 72,251
Long-term debt	80,406	79,663
Other long-term liabilities	62,302	67,327
Stockholders’ equity	404,765	412,251
Total liabilities and stockholders’ equity	$ 626,711	$ 631,492

Segment Information (unaudited)

	Quarter ended March 31, 2012
	Zinc Products	Nickel Products	Corporate, eliminations and other	Total
Net sales	$ 95,454	$ 16,235	$ (320)	$ 111,369
(Loss) income before tax	(19,628)	5,291	(739)	(15,076)

	Quarter ended March 31, 2011
	Zinc Products	Nickel Products	Corporate, eliminations and other	Total
Net sales	$ 93,939	$ 15,535	$ (260)	$ 109,214
Income before tax	17,043	5,059	(29)	22,073

(1)

Adjusted EBITDA is a non-GAAP financial measure. Management uses adjusted EBITDA to help it evaluate our performance and to compare our current results with those for prior periods as well as with the results of other companies in our industry. We caution investors that adjusted EBITDA should not be considered as a substitute for disclosures made in accordance with GAAP. Below is a reconciliation of adjusted EBITDA to net (loss) income:

Adjusted EBITDA	Three months ended March 31,
	2012	2011

Net (loss) income	$ (8,456)	$ 14,764
Non-cash hedge adjustments	15,159	796
Non-cash compensation expense	747	798
Impairment of assets - Monaca	3,274	_
Income tax (benefit) provision	(6,620)	7,309
Interest expense	1,531	302
Interest and other income	(504)	(290)
Depreciation and amortization	6,036	5,262
Adjusted EBITDA	$ 11,167	$ 28,941

CONTACT:
Horsehead Holding Corp.
Robert D. Scherich, Vice President & CFO, 724-773-9000